Exhibit 10.1

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (the “Agreement”) is made the ______ day of November, 2015.

BETWEEN:

The person executing this Agreement as “the Holder”,

(hereinafter called the “Holder”),

- and -

GRAN TIERRA ENERGY INC., a corporation existing under the laws of the state of Nevada, (hereinafter called the “Purchaser”),

WHEREAS the Holder is the owner of, or has the power to control or direct, the common shares (the “Subject Shares”) of Petroamerica Oil Corp. (the “Petroamerica”) and the stock options (the “Subject Options” and collectively with the Subject Shares, the “Subject Securities”) of Petroamerica, as applicable, listed in Schedule A hereto. For greater certainty, the term “Subject Shares” shall include any Shares (as defined below) issuable upon the exercise of any Subject Options;

AND WHEREAS the Purchaser is concurrently herewith entering into an arrangement agreement (the “Arrangement Agreement”) with Petroamerica which provides for, among other things, the Purchaser acquiring all of the issued and outstanding common shares (the “Shares”) in the capital of Petroamerica by way of an arrangement under the provisions of the Business Corporations Act (Alberta) (the “Arrangement”) pursuant to which the holders of the Shares shall be entitled to receive, at their election, for each Share held: (a) 0.40 of a share in the common stock of the Purchaser; or (b) $1.33 in cash;

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Holder, among other things, to vote or cause to be voted the Subject Shares in favour of the Arrangement and any other matter that could reasonably be expected to facilitate the Arrangement and to abide by the restrictions and covenants set forth herein;

AND WHEREAS the Purchaser is relying on the covenants, representations and warranties of the Holder set forth in this Agreement in connection with the Purchaser’s execution and delivery of the Arrangement Agreement;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

1.2	All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as it may be amended or modified from time to time subsequent to the date hereof.

Article 2
CERTAIN COVENANTS OF THE HOLDER

2.1	The Holder hereby covenants and irrevocably agrees that he or she shall, from the date hereof until the termination of this Agreement:

(a)	not (i) solicit, initiate, encourage or knowingly facilitate any inquiries, proposals or offers regarding, constituting or that may reasonably be expected to lead to any Acquisition Proposal, (ii) engage in any discussions or negotiations with any person regarding, constituting or that may reasonably be expected to lead to any Acquisition Proposal, (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement or undertaking related to any Acquisition Proposal, (iv) provide any confidential information relating to Petroamerica or its subsidiaries to any person or group in connection with any Acquisition Proposal, or (v) otherwise co-operate in any way with any effort or attempt by any other person or group to do or seek to do any of the foregoing;

(b)	immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any person or group or any agent or representative of any person or group conducted before the date of this Agreement with respect to any Acquisition Proposal;

(c)	not take any action of any kind which would cause any of the Holder’s representations or warranties in this Agreement to become untrue in any material respect or which may in any way materially adversely affect the success or completion of the Arrangement;

(d)	not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, to any person or group or agree to do any of the foregoing; provided that, the Holder may exercise or surrender and terminate the Subject Options in accordance with the terms and subject to the conditions of the Arrangement Agreement and the Holder may authorize Petroamerica to (i) withhold Shares otherwise due to the Holder pursuant to the exercise of the Subject Options; and (ii) sell those Shares to fund employee withholding taxes which must be remitted by Petroamerica with respect the exercise of the Subject Options; provided further that the Holder may sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Securities to a Related Person provided that such Related Person enters into an agreement with the Purchaser on the same terms as this Agreement, or otherwise agrees with the Purchaser to be bound by the provisions hereof or as otherwise consented to by the Purchaser, except in the case of clause (iv) below, as the Holder shall continue to be subject to the terms of this Agreement in respect of the Subject Securities. For the purposes hereof, “Related Person” means: (i) a spouse, parent, grandparent, brother, sister or child of the Holder; (ii) a company or family trust if all of the voting securities of such company are held by, or all the beneficiaries of such trust are, one or more of the persons referred to in clause (i); (iii) an Affiliate or an “associate” within the meaning of the Securities Act (Alberta); (iv) a person that is subject to the “control” of the Holder within the meaning of the Securities Act (Alberta); or (v) a person whose securities are beneficially owned or controlled by substantially similar persons that beneficially own or control the securities of the Holder;

(e)	not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Shares, except for proxies or voting instructions to vote, or cause to be voted, securities in accordance with this Agreement or with respect to any annual business to be considered at the Petroamerica Meeting; and

(f)	not do indirectly that which he or she may not do directly by the terms of this Article 2.

2.2	The Holder irrevocably and unconditionally consents to the details of this Agreement being set out in the news release of the Purchaser or Petroamerica with respect to the Arrangement and in Circular. Otherwise, each of the Purchaser and the Holder shall consult with the other before making any public disclosure or announcement of or pertaining to this Agreement, and any such disclosure or announcement shall be mutually satisfactory to both such parties hereto, acting reasonably; provided that this Section 2.2 shall not apply to any disclosure or announcement pertaining to this Agreement which a party is advised by legal counsel is required to be made by Applicable Laws having jurisdiction and which the other party after reasonable notice will not consent to.

2.3	If the Holder acquires any additional Shares or Petroamerica Options following the date hereof, the Holder acknowledges that such additional Shares shall be deemed to be Subject Shares and such Shares and Petroamerica Options collectively shall be deemed to be Subject Securities, in each case for purposes of this Agreement, and the Holder shall abide by the terms of this Agreement in respect of such Shares and Petroamerica Options.

2.4	To the extent applicable, the Holder irrevocably agrees to exercise, prior to the Petroamerica Meeting, all of the Subject Options held by the Holder, or to surrender and terminate the Subject Options in accordance with the terms and conditions of the Arrangement Agreement.

Article 3
AGREEMENT TO VOTE

3.1	The Holder hereby irrevocably and unconditionally covenants and agrees that from the date hereof until the termination of this Agreement:

(a)	to vote or to cause to be voted the Subject Shares at the Petroamerica Meeting (or any adjournment or postponement thereof) in favour of the Arrangement including, without limitation, the Arrangement Resolution and any other matter that could reasonably be expected to facilitate the Arrangement;

(b)	to vote or cause to be voted the Subject Shares held by the Holder against any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Arrangement at any meeting of Petroamerica Shareholders called for the purpose of considering same;

(c)	if the Holder is the holder of record of the Subject Shares, no later than five Business Days prior to the date of the Petroamerica Meeting, the Holder shall deliver or cause to be delivered to Petroamerica, with a copy to the Purchaser concurrently, a duly executed proxy or proxies in respect of such Subject Shares directing the holder of such proxy or proxies to vote in favour of the Arrangement including, without limitation, the Arrangement Resolution and/or any matter that could reasonably be expected to facilitate the Arrangement;

(d)	if the Holder is the beneficial owner of the Subject Shares, no later than 10 Business Days prior to the date of the Petroamerica Meeting, the Holder shall deliver or cause to be delivered, a duly executed voting instruction form to the intermediary through which the Holder holds his or her beneficial interest in the Subject Shares, (provided that if the Holder is a non-objecting beneficial owner, such voting instructions shall be delivered directly to Petroamerica), with a copy to the Purchaser concurrently, instructing that the Subject Shares be voted at the Petroamerica Meeting in favour of the Arrangement including, without limitation, the Arrangement Resolution and/or any matter that could reasonably be expected to facilitate the Arrangement; and

(e)	such proxy or proxies in Section 3.1(c) shall name those individuals as may be designated by Petroamerica in Circular and shall not be revoked without the written consent of the Purchaser.

For the avoidance of doubt, if the Holder is the beneficial owner of the Subject Shares, or exercises control or direction over the Subject Shares, but not the holder of record of the Subject Shares, the Holder will be deemed to satisfy his or her obligations under this Section 3.1 to vote or to cause to be voted the Subject Shares, if he or she duly instructs that the Subject Shares be voted in the applicable manner.

3.2	The Holder irrevocably and unconditionally covenants and agrees that the Holder will not:

(a)	exercise any rights of dissent or appraisal provided under any Applicable Laws or otherwise in connection with the Arrangement and not exercise any shareholder rights or remedies available at common law or pursuant to Applicable Laws to delay, hinder, upset or challenge the Arrangement; or

(b)	bring, or threaten to bring, any suits or proceeding for the purpose of, or which has the effect of, directly or indirectly, frustrating, stopping, preventing, impeding, delaying or varying the Arrangement.

Article 4
FIDUCIARY OBLIGATIONS

4.1	Notwithstanding any other provision of this Agreement, if the Holder is also a director and/or officer of Petroamerica, the Purchaser hereby agrees and acknowledges that the Holder is bound hereunder solely in his or her capacity as a securityholder of Petroamerica and that the provisions hereof shall not be deemed or interpreted to bind the Holder: (a) in his or her capacity as a director or officer of Petroamerica or to restrict, limit or prohibit the Holder from fulfilling his or her fiduciary duties to Petroamerica, including taking any action permitted by Section 3.4 of the Arrangement Agreement; or (b) in his or her capacity as an officer of Petroamerica to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking an actions which are inconsistent with, instructions or directions of Petroamerica’s board of directors undertaken in proper exercise of their fiduciary duties. If the Holder is also a director and/or officer of Petroamerica, the Holder acknowledges that Section 3.4 of the Arrangement Agreement imposes certain restrictions on the actions of Petroamerica and its officers and directors.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE HOLDER

5.1	The Holder represents, warrants and, where applicable, covenants to the Purchaser as follows and acknowledges that the Purchaser is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:

(a)	the Holder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of his or her obligations under this Agreement;

(b)	this Agreement has been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation, enforceable by the Purchaser against the Holder in accordance with its terms, subject; however, to limitations imposed by Applicable Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(c)	the consummation by the Holder of the transactions contemplated hereby will not constitute a violation or a default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which the Holder is a party or by which the Holder is bound;

(d)	the Holder is (i) the legal owner of record; (ii) the beneficial owner exercising control or direction over (but not the holder of record of); or (iii) a person otherwise entitled to exercise control or direction over (but not the holder of record of), the Subject Securities as listed in Schedule A, in each case, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(e)	no consent, order approval or authorization, including without limitation any regulatory approval or order of the consent of any third party, is required in connection with the Holder’s entering into of this Agreement and the Holder’s consummation of the transactions contemplated hereby other than compliance with Applicable Law;

(f)	the Holder has the sole right to vote all the Subject Shares and has not previously granted or agreed to grant any proxy other than pursuant to this Agreement or other right to vote any of the Subject Shares in respect of any meeting of Petroamerica Shareholders which is currently in force, and is not subject to a subsisting voting trust, vote pooling or other agreement with respect to his or her right to vote, call meetings of Petroamerica Shareholders or give consents or approvals of any kind as to the Subject Shares;

(g)	no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Holder of any of the Subject Securities or any interest therein or right thereto, including without limitation any right to vote, except the Purchaser pursuant to this Agreement and Petroamerica in respect of the Subject Options pursuant to their terms and pursuant to the Arrangement Agreement;

(h)	as of the date hereof, the Subject Securities are the only securities of Petroamerica or its subsidiaries owned, directly or indirectly, or over which control or direction is exercised, by the Holder and the Holder has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Holder of additional securities of Petroamerica other than the Subject Options;

(i)	the Holder has had adequate opportunity to obtain independent legal advice with respect to this Agreement and fully understands the terms contained in this Agreement; and

(j)	there are no legal proceedings in progress or pending before any Governmental Authority or, to the knowledge of the Holder, threatened against the Holder that would adversely affect in any manner the ability of the Holder to enter into this Agreement and to perform his or her obligations hereunder.

Article 6
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1	The Purchaser represents, warrants and, where applicable, covenants to the Holder as follows and acknowledges that the Holder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)	the Purchaser is validly existing under the laws of the state of Nevada and has the requisite corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement and the Arrangement Agreement and to perform its obligations hereunder and thereunder;

(b)	the execution and delivery of this Agreement and the Arrangement Agreement by the Purchaser and the performance by it of its obligations hereunder and thereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the Arrangement Agreement and the performance of its obligations hereunder and thereunder;

(c)	this Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Holder, constitutes a legal, valid and binding obligation, enforceable by the Holder against the Purchaser in accordance with its terms, subject, however, to limitations imposed by Applicable Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(d)	the consummation by the Purchaser of the transactions contemplated hereby and under the Arrangement Agreement will not constitute a violation of a default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound;

(e)	there are no legal proceedings in progress or pending before any Governmental Authority or, to the knowledge of the Purchaser, threatened against the Purchaser or its affiliates that would adversely affect in any manner the ability of the Purchaser to enter into this Agreement and to perform its obligations hereunder or under the Arrangement Agreement; and

(f)	the Purchaser Shares to be issued pursuant to the Arrangement will be duly and validly issued as fully paid and non-assessable shares in the capital of the Purchaser.

Article 7
TERMINATION

7.1	This Agreement shall automatically terminate upon the earliest of:

(a)	termination of the Arrangement Agreement in accordance with its terms, including, without limiting the generality of the foregoing, as a result of a decision by Petroamerica to terminate the Arrangement Agreement contemporaneously with the entering into by Petroamerica of a definitive agreement with a third party providing for an Acquisition Proposal that is a Superior Proposal;

(b)	the Effective Time;

(c)	if the Arrangement Agreement is amended, modified or waived without the prior written consent of the Holder, which amendment or modification would reduce the amount or change the form of consideration (other than to add additional consideration) pursuant to the Arrangement Agreement in respect of the Subject Shares or the Subject Options;

(d)	delivery of written notice by one party to the other if the second-mentioned party has not complied in all material respects with its covenants contained herein or if the representations and warranties of the second-mentioned party contained herein are untrue or inaccurate in any material respect; and

(e)	the date that the Arrangement is not approved at the Petroamerica Meeting.

7.2	This Agreement may also be terminated on the date upon which the Purchaser and the Holder mutually agree to terminate this Agreement.

7.3	In the case of termination of this Agreement pursuant to Section 7.1 or 7.2, this Agreement shall terminate and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

Article 8
GENERAL

8.1	The Holder and the Purchaser shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively early out the intent of this Agreement.

8.2	This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

8.3	The Holder and the Purchaser agree to pay their own respective expenses incurred in connection with this Agreement.

8.4	Time shall be of the essence of this Agreement.

8.5	Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission:

(a)	in the case of the Holder, at the address set forth in Schedule A hereto;

(b)	in the case of the Purchaser:

Gran Tierra Energy Inc.
Suite 305, 625 – 11th Avenue SW
Calgary, Alberta T2R 0E1

Attention:	Chief Financial Officer
Facsimile:	(403) 767-6501

(c)	at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a Business Day, on the next following Business Day).

8.6	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the Holder and the Purchaser each irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.

8.7	Each of the parties hereto agrees with the others that: (a) money damages may not be a sufficient remedy for any breach of this Agreement by any of the parties; (b) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (c) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not he deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.

8.8	This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.9	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Voting and Support Agreement as of the date first written above.

GRAN TIERRA ENERGY INC.

By:
Name:
Title:

AS THE HOLDER

Witness	(Signature)

(Print Name)

SCHEDULE A TO THE VOTING AND SUPPORT AGREEMENT

OWNERSHIP OR CONTROL/DIRECTION OF SUBJECT SHARES AND SUBJECT OPTIONS

Name	Address	Shares	Options

Details of whether the securities are owned of record or beneficially or otherwise controlled or directed to be included.

A-1